Exhibit 99.1

For Further Information Contact:
For Immediate Release	G. Les Austin
Thursday, December 22, 2011	COO & CFO
918-632-0652

RAM ENERGY RESOURCES ANNOUNCES

REGAINED COMPLIANCE WITH NASDAQ LISTING RULES

Tulsa, Oklahoma - RAM Energy Resources, Inc. (NASDAQ: RAM) announced today that the Company had received a letter from the NASDAQ Stock Market on December 16, 2011, advising that RAM had regained compliance with NASDAQ’s minimum bid price listing requirements.

Previously RAM received a notice of deficiency on September 15, 2011 from NASDAQ notifying the Company that for the 30 consecutive business days preceding the date of the letter the bid price of the Company’s common stock had closed below the $1.00 per share minimum bid price required for continued listing on the NASDAQ Global Market and that RAM had 180 days to regain compliance by meeting or exceeding the minimum bid price for a period of at least 10 consecutive trading days.

The letter received from NASDAQ states, “Because the Company’s common stock closed above the $1.00 minimum bid price for at least 10 consecutive trading days following September 15, the Company has regained compliance and the matter is now closed.” Shares of RAM common stock closed Wednesday at $1.10 per share.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address RAM’s interpretation of NASDAQ Marketplace Rule 5810(c)(3)(A)(ii) as well as potential outcomes evolving from the compliance process are forward-looking statements. Although RAM believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, developmental, exploitation and exploration successes, actions taken and to be taken by governments as a result of political and economic conditions or other factors, inflation rates, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM is an independent energy company engaged in the acquisition, development, exploitation and exploration of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the NASDAQ Exchange under the symbol RAM. For additional information, visit the Company website at www.ramenergy.com.

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